Exhibit 99.1

Cardinal Bankshares Corporation Announces Retirement of Director Dorsey H. Thompson

FLOYD, VA, February 1, 2008 — Leon Moore, Chairman and Chief Executive Officer of Cardinal Bankshares Corporation today announced that the Board of Directors has accepted, with regret, the resignation of Director Dorsey H. Thompson.

Mr. Thompson, born in February of 1929, is a retired cattle farmer. Mr. Thompson has served Cardinal Bankshares Corporation, parent company of Bank of Floyd, as a director since its formation in 1996, and has served as a director for Bank of Floyd for 34 years, having been first elected in 1973. During his tenure, Mr. Thompson has served on various committees of the corporation, and currently serves on the Asset Liability Risk Management Committee and the Loan and Investment Committee.

Mr. Moore stated that Mr. Thompson’s resignation is a result of his decision to retire, and is not due to any disagreement with the company.